Contact: Jack Lowry
Vice President of Finance and CFO
734 414-6100

PERCEPTRON ANNOUNCES FIRST QUARTER FISCAL YEAR 2012 RESULTS

Plymouth, Michigan, November 9, 2011 – Perceptron, Inc. (NASDAQ: PRCP) today announced net sales of $11.3 million and a net loss from continuing operations of $1.3 million, or $0.15 per diluted share, for the first quarter of fiscal 2012.  This compares to sales of $12.8 million and a net loss from continuing operations of $352,000, or $0.04 per diluted share, for the quarter ended September 30, 2010.  During the quarter ended September 30, 2011, the Company recorded a $957,000 loss from discontinued operations, net of taxes, or $0.11 per diluted share, related to the previously disclosed settlement of a lawsuit filed in 2002 involving the Company’s discontinued Forest Products Business Unit.  The Company’s net loss for the quarter ended September 30, 2011 was $2.2 million, or $0.26 per diluted share, compared to a net loss of $352,000, or $0.04 per diluted share for the quarter ended September 30, 2010.

“Our low revenue level in the first quarter was principally due to the timing of our customers’ delivery requirements,” said Jack Lowry, Perceptron’s Chief Financial Officer.  “We expect sales in each of the three remaining quarters of fiscal 2012 to be strong.  Bookings in our first quarter were strong again at $19.7 million, the highest quarterly level since the first quarter of fiscal year 2009.  As a result of our bookings exceeding sales, our backlog grew again and, at September 30, 2011, is at a record high of $34.8 million.  Our first quarter financial results were also impacted by the settlement of all claims brought against the Company in the GDS lawsuit related to claims against the Company’s discontinued Forest Products Business Unit.  The Company agreed to settle the suit for $2.0 million Canadian dollars (approximately $1.9 million using a September 30, 2011 exchange rate).  By settling the lawsuit, the Company was able to avoid the cost of preparing for and completing what was estimated to be a five week trial in Quebec City, and eliminate any future uncertainty as to the outcome.  GDS was seeking approximately $5.0 million in compensatory damages.”

Harry Rittenour, President and Chief Executive Officer, added, “Our backlog and financial position are both very strong.  In the first quarter, we significantly advanced our Helix product development initiative towards commercialization, and expect limited first generation Helix product sales this quarter to certain Industrial Business Unit (IBU) customers, with additional products to be released for field installation in phases in the future.  Also, in the first quarter, our Commercial Products Business Unit (CBU) made initial shipments of our new 16 meter Imager Reel and new Line Finder products for the plumbing market.  We expect to begin shipping the new BK8000 wireless, touchscreen borescope for the mechanics market in the current quarter.”

47827 Halyard Drive • Plymouth, Michigan 48170 • Phone 734-414-6100 • Fax 734-414-4700

Highlights of Operations

Perceptron reports its financial information in two segments – the Industrial Business Unit (IBU) and the Commercial Products Business Unit (CBU).  Segment and geographic information on sales, bookings and backlog for the first quarter of fiscal years 2012 and 2011 are provided in the tables below:

SALES
(all numbers in millions)
By Segment	First Quarter Ending September 30
	Fiscal 2012	Fiscal 2011	Change
IBU	$9.1	$9.8	$(0.7)
CBU	2.2	3.0	(0.8)
Total Sales	$11.3	$12.8	$(1.5)

By Location
Americas	$4.8	$5.9	$(1.1)
Europe	4.1	4.8	(0.7)
Asia	2.4	2.1	0.3
Total Sales	$11.3	$12.8	$(1.5)

BOOKINGS
(all numbers in millions)
By Segment	First Quarter Ending September 30
	Fiscal 2012	Fiscal 2011	Change
IBU	$18.4	$14.0	$4.4
CBU	1.3	0.9	0.4
Total Bookings	$19.7	$14.9	$4.8

By Location
Americas	$8.1	$4.4	$3.7
Europe	6.9	7.0	(0.1)
Asia	4.7	3.5	1.2
Total Bookings	$19.7	$14.9	$4.8

Note: the level of new order bookings fluctuates from quarter to quarter and may not necessarily be indicative of the future operating performance of the Company.

BACKLOG
(all numbers in millions)
By Segment	First Quarter Ending September 30
	Fiscal 2012	Fiscal 2011	Change
IBU	$33.2	$21.0	$12.2
CBU	1.6	1.1	0.5
Total Backlog	$34.8	$22.1	$12.7

By Location
Americas	$13.4	$7.2	$6.2
Europe	11.5	10.4	1.1
Asia	9.9	4.5	5.4
Total Backlog	$34.8	$22.1	$12.7

Note: the level of backlog at any particular point in time may not necessarily be indicative of the future operating performance of the Company.

First Quarter Results

Sales declined by approximately $1.5 million, or 11.7%, compared to the first quarter of fiscal year 2011.  The approximately $700,000 decrease in IBU sales was principally due to lower Technology Component sales  compared to one year ago.  The approximately $800,000 decline in CBU sales occurred principally in the mechanics and plumbing markets, partially offset by an increase in sales in the construction market.

Bookings in the quarter were $4.8 million, or 32.2%, higher than in the first quarter of fiscal year 2011. IBU’s bookings increased by $4.4 million, or 31.4%, primarily from higher orders for Automated Systems products. CBU’s bookings increased by approximately $400,000, or 44.4%, primarily from orders in the construction market.

The Company’s $34.8 million backlog on September 30, 2011 was approximately $12.7 million, or 57.5%, higher than at September 30, 2010 and represents a record high for the Company.  The increase was primarily driven by IBU, whose backlog is at a record level of $33.2 million.  CBU’s backlog increased by approximately $500,000, or 45.5%, from the same period last year due principally to higher open orders in the mechanics and plumbing markets that were partially offset by lower open orders in the construction and electricians markets.

Gross margin decreased by approximately $1.4 million, or 29%, compared to the first quarter one year ago.  The gross margin percentage was 29.6% in the first quarter this year compared to 37.0% last year.  The reduction in margin was principally due to lower revenue this quarter compared to one year ago, higher labor costs in IBU, and higher outside contractor costs.

Selling, general, and administrative (SG&A) expenses were up slightly when compared to the first quarter of fiscal 2011.  The increase was primarily due to higher salaries and benefit expenses that were offset by lower advertising expenses.  The stronger euro rate in the current quarter also negatively impacted the comparison.

Engineering, research and development expenses were approximately $284,000, or 13.4%, lower in the first quarter this year compared to the first quarter one year ago.  The decrease was primarily due to lower engineering materials cost and outside contractor costs.

Other income and expenses included $142,000 of foreign currency losses in the first quarter of fiscal 2012 compared to $221,000 of foreign currency gains in fiscal 2011.  The difference represents foreign currency changes, principally related to the euro, within the respective periods.

Balance Sheet Highlights

The Company’s balance sheet at September 30, 2011 remains strong.  As of September 30, 2011, the Company had $22.8 million in cash and short term investments, no debt, and shareholders’ equity of $51.8 million, or $6.12 per share, based on approximately 8,459,000 total shares outstanding at September 30, 2011.  During the first quarter of fiscal year 2012, the Company repurchased approximately 121,850 shares of the Company’s stock for approximately $742,000, at an average price per share of $6.09, pursuant to the stock repurchase plan instituted in November 2010.  Since inception of the plan, the Company has repurchased approximately 639,800 shares for $3,915,200 at an average price of approximately $6.12 per share.  The Company paid the GDS litigation settlement amount in full on October 28, 2011.

Financial Outlook

Harry Rittenour commented, “While our first quarter sales were low, we expect our sales in the next three quarters of fiscal year 2012 to be strong.  Projections for our second and third quarter sales are particularly good.  Bookings in the early part of our second quarter have also been very good.  We expect to work the backlog in IBU down from its record level over the next several quarters.  Despite the impact of the GDS legal settlement, we believe we will still have a profitable year in fiscal 2012 based on the current strength in our business.”

Quarterly Earnings Call and Webcast

Perceptron, Inc. will hold its first quarter earnings conference call/webcast chaired by Harry T. Rittenour, President and Chief Executive Officer, on Thursday, November 10, 2011 at 10:00 AM (EST).  Investors can access the call at:

Webcast	http://www.visualwebcaster.com/event.asp?id=83564
Conference Call	877 719-9804 (domestic callers) or
719 325-4753 (international callers)
Conference ID	8486930

If you are unable to participate during the live webcast, the call will be digitally rebroadcast for seven days, beginning at 2:00 PM on Thursday, November 10, 2011.

Rebroadcast	888 203-1112 (domestic callers) or
719 457-0820 (international callers)
Passcode	8486930

A replay of the call will also be available on the Company’s website at www.perceptron.com for approximately one year following the call.

About Perceptron®
Perceptron develops, produces, and sells non-contact measurement and inspection solutions for industrial and commercial applications.  The Company’s IBU Products provide solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement, scanning, and inspection applications.  Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs.  IBU also offers Value Added Services such as training and customer support services.  Perceptron’s CBU develops and manufactures a variety of handheld visual inspection devices and add-on accessories that are sold to and marketed through strategic partners.  Headquartered in Plymouth, Michigan, Perceptron has approximately 230 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, Singapore, China and India.  For more information, please visit www.perceptron.com.

Safe Harbor Statement
Certain statements in this press release may be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, including the Company’s expectation as to its fiscal year 2012, and future new order bookings, revenue, expenses, income and backlog levels, trends affecting its future revenue levels, the rate of new orders, the timing of revenue and income from new products which we have recently released or have not yet released, the timing of the introduction of new products, and the impact of repurchases on the Company’s common stock.  When we use words such as “will,” “should,” “believes,” “expects,” “anticipates,” “estimates” or similar expressions, we are making forward-looking statements.  We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for all of our forward-looking statements.  While we believe that our forward-looking statements are reasonable, you should not place undue reliance on any such forward-looking statements, which speak only as of the date made.  Because these forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different.  Factors that might cause such a difference include, without limitation, the risks and uncertainties discussed from time to time in our reports filed with the Securities and Exchange Commission, including those listed in “Item 1A – Risk Factors” of the Company’s Annual Report on Form 10-K for fiscal 2011.  Other factors not currently anticipated by management may also materially and adversely affect our financial condition, liquidity or results of operations.  Except as required by applicable law, we do not undertake, and expressly disclaim, any obligation to publicly update or alter our statements whether as a result of new information, events or circumstances occurring after the date of this report or otherwise.  The Company's expectations regarding future bookings and revenues are projections developed by the Company based upon information from a number of sources, including, but not limited to, customer data and discussions.  These projections are subject to change based upon a wide variety of factors, a number of which are discussed above.  Certain of these new orders have been delayed in the past and could be delayed in the future.  Because the Company's Industrial Business Unit segment products are typically integrated into larger systems or lines, the timing of new orders is dependent on the timing of completion of the overall system or line.  In addition, because the Company's Industrial Business Unit segment products have shorter lead times than other components and are required later in the process, orders for the Company's Industrial Business Unit segment products tend to be issued later in the integration process.  The Company’s Commercial Business Unit segment products are subject to the timing of firm orders from its customers, which may change on a monthly basis.  In addition, because the Company’s Commercial Business Unit segment products require short lead times from firm order to delivery, the Company may purchase long lead time components before firm orders are in hand.  A significant portion of the Company’s projected revenues and net income depends upon the Company’s ability to successfully develop and introduce new products, expand into new geographic markets and successfully negotiate new sales or supply agreements with new customers.  Because a significant portion of the Company’s revenues are denominated in foreign currencies and are translated for financial reporting purposes into U.S. dollars, the level of the Company’s reported net sales, operating profits and net income are affected by changes in currency exchange rates, principally between the U.S. dollar and euro.  Currency exchange rates are subject to significant fluctuations, due to a number of factors beyond the control of the Company, including general economic conditions in the United States and other countries.  Because the Company’s expectations regarding future revenues, order bookings, backlog and operating results are based upon assumptions as to the levels of such currency exchange rates, actual results could differ materially from the Company’s expectations.

--- Financial Tables Follow ---

PERCEPTRON, INC.
SELECTED FINANCIAL DATA
(In Thousands Except Per Share Amounts)
(Unaudited)

Condensed Income Statements	Three Months Ended
	September 30,
	2011	2010
Net Sales	$11,319	$12,753
Cost of Sales	7,968	8,035
Gross Profit	3,351	4,718
Selling, General and Administrative Expense	3,491	3,422
Engineering, Research and Development Expense	1,834	2,118
Operating Loss	(1,974)	(822)
Interest Income, net	66	45
Foreign Currency and Other Income (Expense)	(142)	221
Loss from Continuing Operations Before Income Taxes	(2,050)	(556)
Income Tax Benefit	783	204
Loss from Continuing Operations	(1,267)	(352)

Loss from Discontinued Operations (net of $493 of tax benefit) (Note 1)	(957)	-

Net Loss	$(2,224)	$(352)

Basic Loss Per Common Share
Continuing operations	$(0.15)	$(0.04)
Discontinued operations	$(0.11)	-
Net Loss	$(0.26)	$(0.04)

Diluted Loss Per Common Share
Continuing operations	$(0.15)	$(0.04)
Discontinued operations	$(0.11)	-
Net Loss	$(0.26)	$(0.04)

Weighted Average Common Shares Outstanding
Basic	8,519	8,979
Diluted	8,519	8,979

Condensed Balance Sheets	September 30,	June 30,
	2011	2011
Cash and Cash Equivalents	$17,425	$12,105
Short-term Investments	5,358	12,697
Receivables, net	13,007	17,548
Inventories, net	7,564	6,773
Other Current Assets	6,293	5,063
Total Current Assets	49,647	54,186

Property and Equipment, net	6,149	6,233
Long-term Investments	2,192	2,192
Deferred Tax Asset	8,700	7,380
Total Non-Current Assets	17,041	15,805

Total Assets	$66,688	$69,991

Current Liabilities (Note 2)	$14,915	$14,511
Shareholders' Equity	51,773	55,480
Total Liabilities and Shareholders' Equity	$66,688	$69,991

Note 1:   In September 2011, the Company settled a lawsuit related to claims against the Company's  discontinued forest products business unit.
Note 2:   Current liabilities at September 30, 2011 include $1.9 million for discontinued operations.